CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

McElravy, Kinchen, & Associates, P.C.
13831 East Freeway Suite 300
Houston, TX 77040

February 21, 2008

Foresight Funds, Inc.
1634 Pebble Chase Dr.
Katy, TX 77450

Gentlemen:

We consent to the references to our firm in the Registration Statement on Form N-1 of Foresight Funds, Inc. and to the use of our report dated
February 21, 2008 on Foresight Value Fund's financial statements and financial highlights as of and for the year ending December 31, 2007. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


McElravy, Kinchen & Associates, P.C.